Exhibit 99.1

SUMMARY HISTORICAL AND UNAUDITED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table presents the summary historical condensed consolidated financial data for NGSB and HII’s unaudited pro forma condensed consolidated financial data. The consolidated financial data set forth below for the years ended December 31, 2010, 2009 and 2008 are derived from NGSB’s audited consolidated financial statements included elsewhere in this offering circular.

The summary unaudited pro forma condensed consolidated financial data for the year ended December 31, 2010 have been prepared to reflect the Spin-Off Transactions, including: (i) the distribution of HII common stock by Northrop Grumman to its stockholders; (ii) the issuance of the notes, the entry into the HII Credit Facility by HII and the Contribution of $1,429 million to Northrop Grumman prior to completion of the spin-off; (iii) adjustments for certain federal contract matters in accordance with the Separation and Distribution Agreement; (iv) adjustments for uncertain federal and state tax positions in accordance with the Tax Matters Agreement; (v) the cost of special long-term incentive stock grants, which are contingent upon completion of the spin-off, in the form of restricted stock grants for our Named Executive Officers, including our President, and other key employees; and (vi) the cost of modifying certain terms of existing long-term incentive stock plans to allow continued vesting for our participants. The unaudited pro forma condensed consolidated statement of income data presented for the year ended December 31, 2010 assumes the spin-off occurred on January 1, 2010, the first day of fiscal year 2010. The unaudited pro forma condensed consolidated balance sheet data assumes the spin-off occurred on December 31, 2010. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the Spin-Off Transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly owned company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

You should read this summary financial data together with “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the accompanying notes thereto, “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NGSB’s consolidated financial statements and accompanying notes included in this offering circular.

	Year Ended December 31
	HII Pro
	Forma	NGSB Historical
$ in millions	2010	2010	2009	2008
Statement of Operations data:
Total sales and service revenues	$6,723	$6,723	$6,292	$6,189
Total cost of sales and service revenues	6,468	6,475	6,081	8,543

Operating income (loss)	255	248	211	(2,354)
Interest expense	(120)	(40)	(36)	(40)
Other, net	(2)	(2)	1

Earnings (loss) before income taxes	133	206	176	(2,394)
Federal income taxes	54	71	52	26

Net earnings (loss)	$79	$135	$124	$(2,420)

	Year Ended December 31
	HII Pro
	Forma		NGSB Historical
$ in millions	2010		2010	2009	2008
Statement of Financial Position data (as of December 31):
Cash	$300
Working capital	340		$(913)	$(773)	$(1,145)
Total assets	5,560		5,203	5,036	4,760
Total debt(1)	1,880		820	820	820
Other financial data and ratios:
Backlog	$17,337		$17,337	$20,365	$22,310
Depreciation and amortization	183		183	186	193
Capital expenditures	191		191	181	218
EBITDA(2)	436		429	398	(2,161)
Adjusted EBITDA(3)	562		555	515	589
Leverage ratio(4)	3.3	x
Interest coverage ratio(5)	4.7	x

(1)	For historical periods, total debt is defined as long-term debt and notes payable to parent in the amount of $715, $537 and $537 for the years ended December 31, 2010, 2009 and 2008, respectively.

(2)	We calculate EBITDA by adding depreciation and amortization, interest expense and federal income taxes to our net earnings. EBITDA is not a recognized term or recognized measure of performance under U.S. GAAP and should not be considered as an alternative to net earnings as a measure of operating performance or to net cash provided by (used in) operating activities as a measure of liquidity. EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table is a reconciliation of our net earnings to EBITDA.

	Year Ended December 31
	HII Pro
	Forma	NGSB Historical
$ in millions	2010	2010	2009	2008
Net earnings	$79	$135	$124	$(2,420)
Depreciation and amortization	183	183	186	193
Interest expense	120	40	36	40
Federal income taxes	54	71	52	26

EBITDA	$436	$429	$398	$(2,161)

(3)	We calculate Adjusted EBITDA by adding goodwill impairment, LHD-8 EAC impacts, Hurricane Ike, LPD EAC impact, and the Avondale wind-down LPD-23 and LPD-25 impacts to our EBITDA. While we consider these events unusual, such items have occurred in the past and may recur in the future and, in many cases, reflect cash expenditures. Management believes Adjusted EBITDA provides the financial statement user and potential investors additional information to evaluate the underlying recurring business. Adjusted EBITDA is not a recognized term or recognized measure of performance under U.S. GAAP and should not be considered as an alternative to net earnings as a measure of operating performance or to net cash provided by (used in) operating activities as a measure of liquidity. Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table is a reconciliation of our EBITDA to our Adjusted EBITDA.

	Year Ended December 31
	HII Pro
	Forma	NGSB Historical
$ in millions	2010	2010	2009	2008
EBITDA	$436	$429	$398	$(2,161)
Goodwill impairment(a)				2,490
LHD 8 EAC impacts(b)	30	30	(54)	244
Hurricane Ike(c)	(17)	(17)		16
LPD EAC impacts(d)			171
Avondale wind-down LPD-23 and LPD-25 impacts(e)	113	113

Adjusted EBITDA	$562	$555	$515	$589

(a)	In the fourth quarter of 2008, we recorded a non-cash charge totaling $2,490 million for the impairment of goodwill. The impairment was primarily driven by adverse equity market conditions that caused a decrease in market multiples and the parent’s stock price as of November 30, 2008. The charge reduced goodwill recorded in connection with Northrop Grumman’s 2001 acquisition of Newport News Shipbuilding and the shipbuilding operations of Litton Industries, Inc.

(b)	In the first quarter of 2008, lack of progress in LHD-8 USS Makin Island on-board testing prompted us to undertake a comprehensive review of the program, including a detailed physical audit of the ship. From this review, management became aware of the need for substantial re-work on the ship, primarily in electrical cable installations. As a result, during the first quarter of 2008, we recorded a pre-tax charge of $272 million for cost growth on the LHD-8 USS Makin Island contract. Also, the LHD-8 USS Makin Island increased cost and schedule delays resulted in additional charges of $35 million being taken primarily for schedule impacts on other ships. The LHD-8 USS Makin Island program achieved several important risk retirement milestones toward its planned delivery date and $63 million of the first quarter 2008 charge was reversed in 2008 and an additional $54 million was reversed in 2009 upon delivery of the ship. Additionally, we recorded a charge of $30 million to reflect negative performance adjustments on post-delivery work on LHD-8 USS Makin Island in the third quarter of 2010.

(c)	During the third quarter of 2008, a subcontractor’s operations in Texas were severely impacted by Hurricane Ike. The subcontractor produced compartments for two of the LPD amphibious transport dock ships under construction at the Gulf Coast shipyards. As a result of the delays and cost growth caused by the subcontractor’s production delays, our 2008 EBITDA was reduced by approximately $16 million. In the first quarter of 2010, we received $17 million in final settlement of our claim, which was recorded as a business interruption gain in cost of product sales during the quarter.

(d)	Shortly after Hurricane Katrina in August 2005, we entered into a fixed price incentive contract for LPD-22 through LPD-25, which in hindsight reflected aggressive cost targets resulting in estimated costs that today are greater than bid. These cost increases led to pre-tax charges totaling $171 million in 2009.

(e)	In July 2010, Northrop Grumman announced its intention to wind down our construction activities at Avondale, our Louisiana shipyard, in 2013 and two Louisiana components facilities by 2013, after completing LPD-17 San Antonio-class ships currently under construction, and consolidate all Gulf Coast construction into our Mississippi facilities. Future LPD-class ships will be built in a single production line at the company’s Pascagoula, Mississippi facility. The consolidation is intended to reduce costs, increase efficiency, and address shipbuilding overcapacity. Due to the consolidation, we expect higher costs to complete ships currently under construction in Avondale due to anticipated reductions in productivity, and have increased the estimates to complete LPDs 23 and 25 by approximately $210 million, which caused us to recognize a $113 million pre-tax charge to second quarter 2010 operating income.

(4)	We calculate leverage ratio by dividing our pro forma total debt by our pro forma Adjusted EBITDA. Leverage ratio is not a recognized term or recognized measure of performance under the U.S. GAAP.

(5)	We calculate interest coverage ratio by dividing our pro forma Adjusted EBITDA by our pro forma interest expense. Interest coverage ratio is not a recognized term or recognized measure of performance under U.S. GAAP.